Exhibit 10.3

INVESTOR AGREEMENT

PATHEON INC.

– and –

JLL PATHEON HOLDINGS, LLC

April 27, 2007

TABLE OF CONTENTS

ARTICLE 1

INTERPRETATION

1.1	Definitions	1
1.2	Construction	5

	ARTICLE 2 GOVERNANCE

2.1	Board Representation	5
2.2	Special Approval Rights	7
2.3	Expiry of Special Approval Rights	7

	ARTICLE 3 STANDSTILL

3.1	Standstill	8
3.2	Exception for Bid for All	9
3.3	Expiry of Standstill	9

	ARTICLE 4 DEMAND REGISTRATION

4.1	Requests for Demand Registrations	10
4.2	Demand Registration Expenses	10
4.3	Selection of Lead Underwriters	10
4.4	Participation by the Company	10

	ARTICLE 5 INCIDENTAL REGISTRATION

5.1	Incidental Registrations	11
5.2	Incidental Registration Expenses	11

	ARTICLE 6 RESTRICTIONS

6.1	Restrictions on Demand Registrations	11
6.2	Expiry of Registration Rights Provisions	12

	ARTICLE 7 PRO-RATION

7.1	General	12

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ARTICLE 8 REGISTRATION PROCEDURES
8.1	Procedures	13
8.2	Other Sales	16
8.3	Obligations of the Purchaser	16
8.4	Obligations of the Company	16

	ARTICLE 9 DUE DILIGENCE; INDEMNIFICATION

9.1	Preparation; Reasonable Investigation	17
9.2	Indemnification	17

	ARTICLE 10 GENERAL PROVISIONS

10.1	Notices	19
10.2	Severability	20
10.3	Amendment	21
10.4	Waiver	21
10.5	Entire Agreement, Assignment and Governing Law	21
10.6	Construction	21
10.7	Counterparts	21

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INVESTOR AGREEMENT

THIS AGREEMENT made the 27th day of April, 2007.

BETWEEN:

PATHEON INC.,
a corporation existing under the laws of Canada,

(hereinafter called the “Company”)

- and -

JLL PATHEON HOLDINGS, LLC, a limited liability company existing under the laws of the State of Delaware,

(hereinafter called the “Purchaser”).

WHEREAS the Company and JLL Partners Fund V, L.P. (“JLL”) entered into an agreement (the “Purchase Agreement”) dated March 1, 2007 which provides for the issue and sale by the Company to the Purchaser of 150,000 Convertible Preferred Shares and 150,000 Special Voting Preferred Shares of the Company (the “Private Placement”);

AND WHEREAS JLL has assigned all its rights, title and interest under the Purchase Agreement to the Purchaser;

AND WHEREAS pursuant to sections 7.1 and 7.2 of the Purchase Agreement, it is a condition of closing of the Private Placement that the Company and the Purchaser shall have entered into this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereto hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

Where used in this Agreement, unless there is something in the context or the subject matter inconsistent therewith, the following terms shall have the following meanings, respectively:

“1933 Act” means the United States Securities Act of 1933, as amended;

“affiliate” has the meaning given to that term in NI 45-106;

“applicable laws” includes any federal, provincial, state, regional, municipal or local law, ordinances, rules, policies, guidelines, decrees, orders, authorizations, approvals, notices, licences, permits, directives or other requirements of any Governmental Authority having force of law;

“Board” means the board of directors of the Company;

“business day” means any day other than a Saturday or Sunday or statutory holiday in Toronto or New York;

“Canadian Securities Acts” means the applicable securities legislation of each of the provinces of Canada and all published regulations, policy statements, orders, rules, national instruments, rulings, communiques and interpretation notes issued thereunder or in relation thereto, as the same may hereafter be amended from time to time or replaced;

“Canadian Securities Commissions” means the securities commission or similar securities regulatory authority in each of the provinces of Canada;

“CBCA” mean the Canada Business Corporations Act, as amended;

“control distribution” has the meaning given to that term in NI 45-106;

“Convertible Preferred Shares” means the Class I preferred shares, Series C, of the Company, having the rights, privileges, restrictions and conditions set forth in the Share Provisions and Articles of Amendment relating thereto.

“Convertible Securities” means securities convertible into or exchangeable for Restricted Voting Shares, including, the greater certainty, the Convertible Preferred Shares;

“Demand Registration” has the meaning set out in Section 4.1;

“Demand Registrable Securities” has the meaning set out in Section 5.1;

“Fully-Diluted Shares” means, collectively, Restricted Voting Shares which are issued and outstanding and unissued Restricted Voting Shares issuable upon the exercise of any conversion or acquisition rights attached to outstanding Convertible Securities;

“GAAP” means generally accepted accounting principles in Canada consistently applied;

“Incidental Registration” has the meaning set out in Section 5.1;

“Meeting” has the meaning set out in the Purchase Agreement;

“MOVA Seller” means, together, Joaquin Viso and Olga Lizardi;

“MOVA Seller Registration Rights Agreement” means the registration rights agreement dated as of December 23, 2004 between the Company and the MOVA Seller;

“NI 45-102” means National Instrument 45-102 of the Canadian Securities Administrators;

“NI 45-106” means National Instrument 45-106 of the Canadian Securities Administrators;

“person” includes any individual, firm, partnership, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, corporation, unincorporated association or organization, governmental authority, syndicate or other entity, whether or not having legal status;

“Private Placement” has the meaning set out in the first recital hereto;

“Purchaser Group” has the meaning set out in Section 3.1(a)(i);

“Purchaser Representative” has the meaning set out in Section 2.1;

“Registrable Securities” means:

(a)	the Convertible Preferred Shares;

(b)	any Restricted Voting Shares issued or issuable upon the conversion of the Convertible Preferred Shares;

(c)	any securities of the Company issued as a distribution made in respect of the securities referred to in clause (a) or (b) above;

(d)	any securities of the Company issued in exchange for or in replacement of the securities referred to in clause (a), (b) or (c) above,

“Registration” means the qualification under any of the Canadian Securities Acts (and, if the Company is eligible to effect such qualification in the United States under a registration statement on Form F-10 and the Purchaser so requests, the 1933 Act) of the distribution of Registrable Securities to the public in any or all of the provinces of Canada (and the United States, if applicable);

“Registration Expenses” means all expenses (other than fees or commissions payable to any underwriter, investment banker, manager or agent in connection with the distribution of the Registrable Securities) incurred in connection with a Registration, including the following:

(a)	all fees, disbursements and expenses of counsel and auditors to the Company;

(b)	all expenses in connection with the preparation, translation, printing and filing of any preliminary prospectus, prospectus or any other offering document and any amendments and supplements thereto and the mailing and delivering of copies thereof to any underwriters and dealers;

(c)	all filing fees of any Canadian Securities Commission;

(d)	all transfer agents’, depositaries’ and registrars’ fees and the fees of any other agent appointed by the Company in connection with a Registration;

(e)	all fees and expenses payable in connection with the listing of any Registrable Securities on each securities exchange or over the counter market on which the Restricted Voting Shares are then listed;

(f)	all printing, copying and mailing expenses, all messenger and delivery expenses;

(g)	all expenses reasonably incurred by the Purchaser in connection with the Registration, including any fees and expenses of the Purchaser’s counsel, independent public accountants and other advisors; and

(h)	all costs and expenses of the Company associated with the conduct of any “road show” related to such Registration;

“Request” has the meaning set out in Section 4.1;

“Restricted Voting Shares” means the restricted voting shares in the capital of the Company;

“SEC” means the United States Securities and Exchange Commission;

“Shareholder Rights Plan” has the meaning set out in the Purchase Agreement;

“Special Voting Preferred Shares” means the Class I preferred shares, Series D, of the Company, having the rights, privileges, restrictions and conditions set forth in the Share Provisions and Articles of Amendment relating thereto;

“Standstill Expiry Date” has the meaning set out in Section 3.3;

“subsidiary” has the meaning set out in NI 45-106;

“Transfer” means any sale, exchange, transfer, assignment, gift, pledge, encumbrance, hypothecation, alienation, grant of a security interest or other transaction, whether voluntary, involuntary or by operation of law, by which the legal or beneficial ownership of, or any security or other interest in, such security passes from one person to another person or to the same person in a different capacity, whether or not for value, except to an affiliate of the Purchaser;

“TSX” means the Toronto Stock Exchange; and

“underwriter” has the meaning set out in the Securities Act (Ontario).

1.2	Construction

In this Agreement, unless otherwise expressly stated or the context otherwise requires:

(a)	the division of this Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(b)	the terms, “this Agreement”, “herein”, “hereby”, “hereof’ and “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement or instrument supplemental or ancillary hereto;

(c)	references to Articles, Sections and Schedules are to the specified Articles, Sections of or Schedules to this Agreement;

(d)	words importing the singular include the plural and vice versa and words importing any gender shall include the masculine, feminine and neutral genders;

(e)	the words “includes” and “including”, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(f)	the words “material” and “materially” shall be construed, measured or assessed on the basis of whether the matter would materially affect a party and its subsidiaries, taken as a whole;

(g)	all references herein to dollar amounts are references to United States dollars; and

(h)	if the date on which any action is required to be taken hereunder by any of the Parties is not a business day, such action shall be required to be taken on the next succeeding day that is a business day.

ARTICLE 2

GOVERNANCE

2.1	Board Representation

(a) The Board shall consist of up to nine members. The Purchaser shall be entitled to designate nominees for election or appointment to the Board (the “Purchaser Representatives”) as follows:

(i)	so long as the Purchaser holds at least 90,000 Convertible Preferred Shares (or the corresponding number of the Restricted Voting Shares issued upon conversion of the Convertible Preferred Shares), it shall be entitled to designate three Purchaser Representatives;

(ii)	so long as the Purchaser holds at least 45,000 Convertible Preferred Shares (or the corresponding number of the Restricted Voting Shares issued upon conversion of the Convertible Preferred Shares), it shall be entitled to designate two Purchaser Representatives; and

(iii)	so long as the Purchaser holds at least 22,500 Convertible Preferred Shares (or the corresponding number of the Restricted Voting Shares issued upon conversion of the Convertible Preferred Shares), it shall be entitled to designate one Purchaser Representative.

The parties hereto acknowledge and agree that the Purchaser is entitled to appoint certain designees to the Company’s Board of Directors pursuant to the terms of the Special Voting Preferred Shares and that this provision is intended to be in furtherance of such rights. In no event will this Section 2.1 be construed to duplicate the rights granted to the Purchaser pursuant to the terms of the Special Voting Preferred Shares. The Purchaser shall not Transfer any of the Special Voting Preferred Shares. In the event that the Purchaser no longer holds any Special Voting Preferred Shares and is therefore not entitled to elect directors to the Company’s Board of Directors pursuant to the terms thereof; this Section 2.1 shall be controlling.

(b) The Company acknowledges that the Purchaser shall be entitled to appoint three Purchaser Representatives to the Board pursuant to the terms governing the Special Voting Shares upon issuance of the Special Voting Shares to the Purchaser by the Company.

(c) The Purchaser acknowledges that it shall appoint the Purchaser Representative(s) to the Board in accordance with the terms governing the Special Voting Preferred Shares directly following the issuance of the Special Voting Preferred Shares to the Purchaser by the Company and following each future meeting of the holders of the Restricted Voting Shares where directors of the Company have been elected by holders of the Restricted Voting Shares at such meeting. Any appointees by the Purchaser shall be subject to such appointee being acceptable to the Company’s corporate governance and nominating committee, acting reasonably.

(d) In the event that any Purchaser Representative shall cease to serve as a director of the Company, whether due to such Purchaser Representative’s death, disability, resignation or removal, the Company shall cause the Board to appoint a replacement Purchaser Representative designated by the Purchaser to fill the vacancy created by such death, disability, resignation or removal.

(e) The Purchaser shall promptly notify the Company in writing if ceases to hold at least 90,000, 45,000 or 22,500, as the case may be, Convertible Preferred Shares (or the corresponding number of the Restricted Voting Shares issued upon conversion of the Convertible Preferred Shares). In addition, the Purchaser shall deliver a certificate to the Company, from time-to-time as the Company shall reasonably request, certifying the number of securities of the Company beneficially owned by the Purchaser as at the date of such certificate.

2.2	Special Approval Rights

In addition to any other approval that may be required at law or pursuant to the articles of the Company, subject to Section 2.3 the Company shall not take any of the following actions without the prior approval of the Purchaser:

(a)	the creation or issuance of any shares of capital stock ranking pari passu with or senior to the Convertible Preferred Shares and any issuance of additional Restricted Voting Shares or other equity securities of the Company, or securities convertible for or exchangeable into, such securities, other than pursuant to the Company’s incentive stock option plan or any other security-based compensation arrangement consented to by the Purchaser;

(b)	declaration or payment of dividends or other distributions (including capital) on the Restricted Voting Shares or other equity securities;

(c)	redemption, repurchase or other acquisition of any Restricted Voting Shares or other equity securities;

(d)	any change to the articles of the Company;

(e)	any change to the rights of the existing classes of Restricted Voting Shares of the Company;

(f)	any merger, consolidation, sale of all or substantially all of the assets of the Company or any similar business combination transaction;

(g)	incurrence of any indebtedness for borrowed money in excess of US$20 million, excluding borrowings under the Company’s credit facilities and any indebtedness incurred to fund all or part of the redemption price for all of the Preferred Equity Units;

(h)	initiation of any insolvency, restructuring or reorganization process, voluntary liquidation, dissolution or winding-up of the Company;

(i)	any change of the Chief Executive Officer of the Company; or

(j)	any change in the size of the board of directors of the Company.

2.3	Expiry of Special Approval Rights

The provisions of Section 2.2 shall terminate and expire if the Purchaser ceases to hold at least 52,500 Convertible Preferred Shares (or the corresponding number of the Restricted Voting Shares issued upon conversion of such Convertible Preferred Shares).

ARTICLE 3

STANDSTILL

3.1	Standstill

The Purchaser covenants and agrees that, except as otherwise contemplated in this Agreement or the Purchase Agreement, prior to the Standstill Expiry Date, neither the Purchaser nor any of its affiliates will, without the prior written approval of the Company:

(a)	subject to Section 3.2, acquire or offer to acquire, directly or indirectly, by purchase or otherwise, any Restricted Voting Shares or Convertible Securities or direct or indirect rights or options to acquire any Restricted Voting Shares, other than:

(i)	securities received by the Purchaser and its wholly-owned subsidiary or subsidiaries that hold Restricted Voting Shares or Convertible Securities from time to time (collectively, the “Purchaser Group”) as a result of a stock dividend or distribution made by, or a recapitalization of, the Company;

(ii)	securities acquired by the Purchaser Group in accordance with the terms of any dividend reinvestment or Restricted Voting Share purchase plan made available from time to time by the Company to holders of Restricted Voting Shares;

(iii)	rights and securities acquired pursuant to the exercise of rights issued to the Purchaser Group pursuant to a rights offering made by the Company to the holders of the Restricted Voting Shares;

(iv)	securities acquired by the Purchaser Group on the exercise or exchange of rights issued pursuant to any shareholder rights plan of the Company and attached to Restricted Voting Shares currently held, or subsequently acquired in accordance with this Agreement, by the Purchaser Group; and

(v)	Shares issued on conversion or exchange of any Convertible Securities or pursuant to any Subscription arrangement with the Company.

(b)	except pursuant to Section 3.2, engage in any discussions or negotiations, conclude any understandings or enter into any agreement, or otherwise act jointly or in concert with any third party to, propose or effect any take-over bid, amalgamation, merger, arrangement or other business combination with respect to the Company or to propose or effect any acquisition or purchase of any of the assets of the Company;

(c)

make or engage in, directly or indirectly, any solicitation of votes or proxies in respect of voting securities of the Company or in any manner influence any other person or entity to make or engage in such a solicitation, other than a proxy solicitation by management of the Company for any meeting of shareholders, where the matter or matters in respect of which such solicitation is made would reasonably be expected to result in the alteration of the structure of the Board as it exists at the date hereof;

(d)	initiate or solicit any other shareholder of the Company to initiate any shareholder proposal or requisition or solicit any shareholder of the Company to requisition the Board to call any meeting of shareholders or submit or solicit any other shareholder of the Company to submit any resolution to any meeting of shareholders where such shareholder proposal, the matter or matters in respect of which such requisition is made, or such resolution, as the case may be, would reasonably be expected to result in the alteration of the structure of the Board as it exists at the date hereof; or

(e)	form, join or in any way participate in a group acting jointly or in concert with respect to the acquisition of any Restricted Voting Shares or Convertible Securities other than with its wholly-owned subsidiaries for the purpose of making acquisitions permitted by this Agreement.

3.2	Exception for Bid for All

Nothing in Section 3.1(a) shall prevent or restrict the Purchaser Group from

(a)	making an offer to all holders of Restricted Voting Shares by way of takeover bid circular to acquire all but not less than all of the outstanding Restricted Voting Shares (and any associated rights) held by such holders, and taking up any Restricted Voting Shares tendered thereto; or

(b)	making an offer to all holders of any class or series of Convertible Securities by way of take-over bid circular to acquire all but not less than all of the outstanding securities of such class or series and taking up any such securities tendered thereto, provided that such offer is only made in conjunction with an offer referred to in Section 3.2(a),

, provided that such offer is made in compliance with the Shareholder Rights Plan, if it remains in effect when such offer is made. The Company shall use its reasonable commercial efforts to exempt from the operation of the Shareholder Rights Plan any offer by the Purchaser that complies with the provisions of this Section 3.2 and that is a Permitted Bid (as defined in the Shareholder Rights Plan).

3.3	Expiry of Standstill

The provisions of Section 3.1 shall terminate and expire on the earliest of the following (the “Standstill Expiry Date”):

(a)	the fifth anniversary of the date hereof;

(b)	the date upon which the Purchaser Group (i) ceases to own beneficially, directly or indirectly, Restricted Voting Shares and Convertible Preferred Shares that represent at least 20% of the number of Restricted Voting Shares then issued and outstanding and (ii) no longer has the right to nominate a Purchaser Representative to the Board; and

(c)	the date on which the Board approves any of the following actions, or approves the entering into by the Company of an agreement in respect of any transaction involving, (i) the sale of Restricted Voting Shares or Convertible Securities representing more than 35% of the Fully-Diluted Shares to any third party other than a member of the Purchaser Group or any person acting jointly or in concert with any member of the Purchaser Group, (ii) a consolidation, merger, arrangement or amalgamation (statutory or otherwise) of the Company with any such third party or (iii) the acquisition by any such third party or group of such third parties of Restricted Voting Shares or Convertible Securities representing more than 35% of the Fully-Diluted Shares.

ARTICLE 4

DEMAND REGISTRATION

4.1	Requests for Demand Registrations

Subject to Article 6, at any time, the Purchaser may request the Company to effect a qualification under the Canadian Securities Acts of the distribution to the public in any or all of the provinces of Canada of all or part of the Registrable Securities held by the Purchaser (such qualification being hereinafter referred to as a “Demand Registration”). Any such request shall be made by notice in writing (a “Request”) to the Company and shall specify the number and the class or classes of Registrable Securities to be sold (the “Designated Registrable Securities”) by the Purchaser, the intended method of disposition and the provinces in which the qualification is to be effected.

4.2	Demand Registration Expenses

All Registration Expenses incident to the Company’s performance of, or compliance with, its obligations under this Article 4 (excluding underwriting or placement discounts and commissions) shall be borne by the Company.

4.3	Selection of Lead Underwriters

The lead underwriters for any offering in connection with a Demand Registration shall be selected by the Purchaser. The Purchaser’s selection will be subject to the approval of the Company, such approval not to be unreasonably withheld or delayed.

4.4	Participation by the Company

If at any time the Purchaser requests a Demand Registration, the Company shall have the right, within 48 hours of receipt of such request, to require the Purchaser to qualify for distribution to the public under such prospectus an offering of Restricted Voting Shares of the

Company from treasury. The Purchaser shall use all reasonable efforts to include in the proposed distribution such number of Restricted Voting Shares of the Company as the Company shall request, upon the same terms (including the method of distribution) as such Demand Registration; provided that the Purchaser shall not be required to include any such Restricted Voting Shares in any such Demand Registration if the Purchaser is advised by its lead underwriter for the offering that in its good faith opinion the inclusion of such securities may materially and adversely affect the price or success of the offering or otherwise limit the number of shares able to be sold by Purchaser in connection with such offering.

ARTICLE 5

INCIDENTAL REGISTRATION

5.1	Incidental Registrations

Each time the Company elects to proceed with the preparation and filing of a prospectus under any Canadian Securities Act in connection with a proposed distribution of any of its securities for cash, whether by the Company or any of its security holders, the Company shall give written notice thereof to the Purchaser as soon as practicable. In such event, the Purchaser shall be entitled, by notice in writing given to the Company within 48 hours after the receipt of any such notice by the Purchaser, to request that the Company cause any or all of the Registrable Securities (the “Designated Registrable Securities”) held by the Purchaser to be included in such prospectus (such qualification being hereinafter referred to as an “Incidental Registration”). Notwithstanding the foregoing:

(a)	no Designated Registrable Securities shall be included in such prospectus, and no notice shall be required to be given to the Purchaser under this Section 5.1, if the lead underwriter for the offering shall advise the Company and the Purchaser that in its good faith opinion the inclusion of such securities may materially and adversely affect the price or success of the offering; and

(b)	the Company may at any time, and without the consent of the Purchaser, abandon the proposed offering in which the Purchaser has requested to participate.

5.2	Incidental Registration Expenses

All Registration Expenses incident to the Company’s performance of, or compliance with, its obligations under this Article 5 (excluding underwriting or placement discounts and commissions) shall be borne by the Company.

ARTICLE 6

RESTRICTIONS

6.1	Restrictions on Demand Registrations

(a) The Company shall not be obligated to effect more than two Demand Registrations pursuant to this Agreement. For the purposes of this Section 6.1, a Demand

Registration shall not be considered as having been effected until a receipt has been issued by the Canadian Securities Commission(s) for the (final) prospectus pursuant to which the Registrable Securities are to be sold. Notwithstanding anything to the contrary contained herein, a Demand Registration shall not be deemed to have been effected unless Purchaser shall have sold at least 50% of the Registrable Securities sought to be included in such Demand Registration.

(b) The Company’s obligation to comply with any request for a Demand Registration shall be subject to the limitation that the Company shall be entitled to postpone for a reasonable period of time (not to exceed 90 days or such greater period not in excess of 120 days required pursuant to the terms of an underwriting agreement to which the Company is a party) the filing of such prospectus otherwise required to be prepared and filed by it pursuant to this Agreement if, at the time it receives the Request, a majority of the directors of the Company determines, in their reasonable judgement, that the qualification or sale of the Designated Registrable Securities would have a material adverse effect on the Company or its securityholders because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material nonpublic information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under Ontario Securities Laws or the 1933 Act and gives prompt notice of such determination to the Purchaser; provided, however, that the Company may only invoke this right to postpone only once in any period of twelve (12) consecutive months, and that it shall not register any securities for its own account or that of any shareholder during such period of postponement.

6.2	Expiry of Registration Rights Provisions

The rights granted to the Purchaser pursuant to Article 4 hereof (or any assignee of the Purchaser permitted pursuant to Section 10.2) shall terminate and be of no further force or effect at such time as the Purchaser and its affiliates (or, in the case of any assignee, such assignee and its affiliates) no longer beneficially owns Registrable Securities representing at least 12,500,000 Fully Diluted Shares and the rights granted to the Purchaser pursuant to Article 5 (or any assignee of the Purchaser permitted pursuant to Section 10.2) shall terminate and be of no further force or effect at such time as the Purchaser and its affiliates (or, in the case of any assignee, such assignee and its affiliates) no longer beneficially owns Registrable Securities representing at least 6,250,000 Fully Diluted Shares. The Purchaser (and any assignee of the Purchaser permitted under Section 10.2) shall promptly notify the Company if its beneficial ownership of Registrable Securities falls below either of these thresholds.

ARTICLE 7

PRO-RATION

7.1	General

(a) Notwithstanding the provisions of Articles 4 and 5, if Registrable Securities are to be included in accordance with Articles 4, 5 and 6 in a prospectus pertaining to one or more underwritten public offerings and the lead underwriter for the offering(s) advises the Company in writing that in its good faith opinion the number of securities to be included exceeds the number of securities that can be sold in such offering(s) without materially and adversely affecting the price or success of the offering, the Company shall include securities in such prospectus qualification in the following priority, to the extent possible:

(i)	first (in respect of Demand Registrations), such Registrable Securities as to which prospectus qualification rights have been exercised by the Purchaser under Article 4 (the “Demand Securities”);

(ii)	second, the securities that the Company proposes to distribute; and

(iii)	third, (in respect of Incidental Registrations only) the total number of the Registrable Securities requested by the Purchaser to be included which in the good faith opinion of such lead underwriter can be sold without materially and adversely affecting the price or success of the offering, on a pro rata basis as between the Purchaser and the MOVA Seller based on the relation of the number of Fully-Diluted Shares represented by the Designated Registrable Securities specified in the notice, if any, given to the Company by the Purchaser accordance with Section 5.1 and by the Designated Registrable Securities (as defined in the MOVA Seller Registration Rights Agreement) specified in the notice, if any, given to the Company by the MOVA Seller in accordance with section 3.1 of the MOVA Seller Registration Rights Agreement, it being acknowledged and agreed by the Company that any Registrable Securities sought to be included in such offering by the Purchaser shall have priority over any securities sought to be included by any person other than the MOVA Seller having incidental registration rights.

(b) Without the prior written consent of the Purchaser, the Company shall not grant registration rights to any Person that are superior to, or otherwise inconsistent with, the rights granted to the Purchaser pursuant to this Agreement.

ARTICLE 8

REGISTRATION PROCEDURES

8.1	Procedures

Upon receipt of a Request or a notice from the Purchaser pursuant to Article 5, the Company shall use its best efforts to effect the Demand Registration or Incidental Registration, as the case may be. In particular, the Company shall:

(a) in the case of a Demand Registration, subject to Article 4, prepare and file (in any event within 45 days after the Request has been delivered to the Company) in the English language and, if required, French language, a preliminary prospectus under and in compliance with the Canadian Securities Acts in each jurisdiction in which the Registration is to be effected (and, if the Company is eligible to effect the Registration in the United States under a registration statement on Form F-10 and the Purchaser so requests, a registration statement on Form F-10) and such other related documents as may be necessary to be filed in connection with any such preliminary prospectus and shall, as soon as possible after any comments of the Canadian Securities Commissions have been satisfied with respect thereto, prepare and file under and in compliance with the Canadian Securities Acts a prospectus in the English language and, if required, French language and use its best efforts to cause a receipt to be issued for such prospectus as soon as possible and shall take all other steps and proceedings that may be necessary in order to qualify the Designated Registrable Securities under the applicable Canadian Securities Acts for distribution by registrants who comply with the relevant provisions of the Canadian Securities Acts and, if the Registration is to be effected in the United States by the filing of a registration statement on Form F-10, under the 1933 Act (provided that, before filing all such documents referred to in this Section 8.1(a), the Company shall furnish to the counsel to the Purchaser copies thereof and otherwise comply with Section 9.1);

(b) prepare and file with the applicable Canadian Securities Commissions in the jurisdictions in which the Registration is to be effected all such amendments and supplements to such preliminary prospectus and prospectus (and registration statement, if applicable) as may be necessary to comply with the provisions of the applicable Canadian Securities Acts with respect to the distribution of the Designated Registrable Securities, and to take such steps as are necessary to maintain the qualification of such prospectus (and registration statement, if applicable) until the earlier of (i) the time at which the distribution of the Designated Registrable Securities is completed and (ii) 42 days after the receipt for such prospectus has been issued by each of the applicable Canadian Securities Commissions (provided that, before filing such documents, the Company shall furnish to the counsel to the Purchaser copies thereof and otherwise comply with Section 9.1);

(c) furnish to the Purchaser such number of copies of such preliminary prospectus, prospectus and any amendment and supplement thereto (including any documents incorporated therein by reference) and such other relevant documents as the Purchaser may reasonably request in order to facilitate the disposition of the Designated Registrable Securities owned by the Purchaser;

(d) cause to be furnished to the Purchaser, the underwriter or underwriters of any offering and such other persons as the Purchaser may reasonably specify:

(iv)	an opinion of counsel to the Company, subject to customary assumptions and qualifications, addressed to the Purchaser and the underwriter or underwriters of such offering and dated the closing date of the offering as to the Company’s legal status and capacity, the Company’s authorized capital, the valid issuance of the Designated Registrable Securities, the enforceability against the Company of any underwriting agreement to which the Company is a party, the qualification of the distributions of the Designated Registrable Securities and such other customary matters as the Purchaser or any such underwriter may reasonably require;

(v)	a non-statutory “comfort” letter addressed to the underwriters dated the date of the prospectus and the closing date of the offering signed by the auditors of the Company in respect of the financial information contained in the prospectus;

(vi)	if the prospectus is filed in Quebec, opinions of Quebec counsel to the Company and the auditors of the Company addressed to the Purchaser and relating to the translation of the preliminary prospectus and the prospectus from the English language to the French language, such opinions being dated the dates of the preliminary prospectus and the prospectus; and

(vii)	such corporate certificates as are customarily furnished in securities offerings,

and, in each case, covering substantially the same matters as are customarily covered in such documents in the relevant jurisdictions and such other matters as the Purchaser may reasonably request;

(e) immediately notify the Purchaser of the occurrence of any event during the period referred to in Section 8.1(b) as a result of which the preliminary prospectus or the prospectus, as then in effect, might include an untrue statement of material fact or would omit any fact that is required to be stated or that is necessary to make any statement therein not misleading in light of the circumstances in which it was made (other than facts or statements provided by the Purchaser or any underwriter);

(f) otherwise use its best efforts to comply with the Canadian Securities Acts (and, if the Registration is to be effected in the United States by the filing of a registration statement on Form F-10, the 1933 Act), the Toronto Stock Exchange and any other stock exchange and over-the-counter market on which the Designated Registrable Securities are then listed or quoted;

(g) cause all such Designated Registrable Securities to be listed on each securities exchange or over-the-counter market on which similar securities issued by the Company are then listed;

(h) enter into an underwriting agreement with the underwriters for the offering containing such representations and warranties by the Company and such other terms and provisions as are customarily contained in Canadian underwriting agreements with respect to secondary distributions and indemnification agreements consistent with Section 9.2 and such other documents on such terms and conditions as are customary in secondary offerings and take all such other actions as are permitted by law as the Purchaser or the underwriters reasonably request in order to expedite or facilitate the disposition of the Designated Registrable Securities by the Purchaser; and

(i) in the event of the issuance of any order or ruling suspending the effectiveness of a prospectus receipt or any order suspending or preventing the use of any prospectus or suspending the qualification or the distribution of any of the Designated Registrable Securities qualified by such prospectus for sale in any applicable Canadian provinces, the Company shall promptly notify the Purchaser of such event and use its best efforts promptly to obtain the withdrawal of such order or ruling. The Company shall promptly notify the Purchaser of the withdrawal of any such order or ruling. The Purchaser shall not (until further notice) effect sales of Designated Registrable Securities or deliver any prospectus in respect of such sale after notification by the Company of any order or ruling suspending the effectiveness of the prospectus or after notification by the Company under Section 6.1(e).

8.2	Other Sales

After receipt by the Company of a Request, the Company shall not, without the prior written consent of the Purchaser, authorize, issue or sell Restricted Voting Shares or Convertible Securities in any jurisdiction or agree to do so or publicly announce any intention to do so (except for securities issued pursuant to any legal obligation in effect on the date of the Request, pursuant to any security-based compensation arrangement or distribution reinvestment plan of the Company or as consideration paid to the vendors of any business or property directly or indirectly acquired by the Company) until the date which is 90 days after the later of (a) the date on which receipts are issued under all Canadian Securities Acts for the prospectus filed in connection with such Demand Registration and (b) the completion of the offering contemplated by the Demand Registration (unless the offering is not completed within such 90-day period).

8.3	Obligations of the Purchaser

In connection with any Demand Registration or Incidental Registration, the Purchaser shall:

(a) provide such information with respect to itself and the securities of the Company held by the Purchaser as may be reasonably required by the Company to comply with the applicable Canadian Securities Acts in each jurisdiction in which the Registration is to be effected;

(b) immediately notify the Company of the happening of any event during the period in Section 8.1(b), as a result of which the preliminary prospectus or the prospectus, as in effect, might include an untrue statement of material fact or would omit any fact that is required to be stated or is necessary to make any statement therein not misleading in light of the circumstances in which it was made insofar as such facts or statements relate to or were provided by the Purchaser; and

(c) comply with any applicable published policies, rules and regulations of the applicable Canadian Securities Commissions and any stock exchange and over-the-counter market on which the Registrable Securities are then listed or quoted.

8.4	Obligations of the Company.

The Company covenants and agrees to use its reasonable commercial efforts to make all filings required under the Canadian Securities Acts to maintain the Company’s status as a “reporting issuer” (or analogous status) under such legislation and maintain the listing and posting for trading of the Restricted Voting Shares on the Toronto Stock Exchange; provided that the foregoing covenant shall not restrict the right of the Company to undertake a merger, sale or similar transaction involving the sale of all or substantially all of the Restricted Voting Shares or assets of the Company as a result of which the Company ceases to be a “reporting issuer” (or hold analogous status) and/or ceases to maintain the listing of the Restricted Voting Shares, provided that, for greater certainty Section 2.2, if otherwise applicable, shall continue to apply to such transaction. For greater certainty, nothing in this Agreement shall require the Company to (a) effect any Registration in the United States unless it is eligible to effect such registration by filing a registration statement on Form F-10 or (b) become eligible to register securities on Form F-10.

The Company shall not, without the prior written consent of the Purchaser, grant to any person registration or prospectus qualification rights or agree to register or qualify a prospectus of any kind or nature with respect to outstanding Restricted Voting Shares or other securities of the Company if such rights would rank pari passu with or have a priority over the rights granted to the Purchaser pursuant to this Agreement, whether in terms of the number of Restricted Voting Shares or other securities of the Company which the Purchaser may include in any prospectus qualification, the timing of any registration or prospectus qualification of Restricted Voting Shares or other securities of the Company, the rights of the Purchaser to demand registration or prospectus qualification of Restricted Voting Shares held by them at the time requested by them, or in any other material respect.

ARTICLE 9

DUE DILIGENCE; INDEMNIFICATION

9.1	Preparation; Reasonable Investigation.

In connection with the preparation and filing of any preliminary prospectus or prospectus as herein contemplated, the Company shall give the Purchaser, its underwriters, and their respective counsel, auditors and other representatives, the opportunity to participate in the preparation of such documents and each amendment thereof or supplement thereto, and shall insert therein such material, furnished to the Company in writing, which in the reasonable judgment of the Purchaser and their counsel should be included. Subject to the entering into of confidentiality agreements satisfactory to the Company, acting reasonably, the Company shall give the Purchaser and the underwriters such reasonable and customary access to the books and records of the Company and its subsidiaries and such reasonable and customary opportunities to discuss the business of the Company with its officers and auditors as shall be necessary in the reasonable opinion of the Purchaser, such underwriters and their respective counsel. The Company shall cooperate with the Purchaser and its underwriters in the conduct of all reasonable and customary due diligence which the Purchaser, such underwriters and their respective counsel may reasonably require in order to conduct a reasonable investigation for purposes of establishing a due diligence defence as contemplated by the Canadian Securities Acts and in order to enable such underwriters to execute the certificate required to be executed by them for inclusion in each such document.

9.2	Indemnification.

(a) By the Company. The Company agrees to indemnify, to the extent permitted by law, the Purchaser and the partners, members, officers and directors of the Purchaser and its affiliates and each person, if any, who participates as an underwriter in the offering or sale of the Designated Registrable Securities, their respective officers and directors and each person who controls such underwriter (within the meaning of any applicable Canadian Securities Act) against all losses (excluding loss of revenues or profits), claims, damages, liabilities and expenses arising out of or based upon (i) any information or statement contained in the preliminary prospectus, the prospectus or any amendment thereto which at the time and in light of the circumstances under which it was made contains a misrepresentation (as defined in the applicable Canadian Securities Act); (ii) any omission to state in the preliminary prospectus or the prospectus any fact that was required to be stated in such document or necessary to make any statement in such document not misleading at the time and in light of the circumstances under which it was made; (iii) any order made or inquiry, investigation or proceedings commenced or threatened by any applicable Canadian Securities Commission, the SEC, any court or other competent authority based upon any untrue statement or omission or any misrepresentation in the preliminary prospectus, the prospectus or any amendment thereto or based upon any failure to comply with applicable securities laws (other than any failure by the Purchaser or the underwriters) preventing or restricting the trading in or the sale and distribution of the Designated Registrable Securities pursuant to a Demand Registration; and (iv) non-compliance by the Company with any of the Canadian Securities Acts (or the 1933 Act, in the case of a Registration under that act) in connection with a Demand Registration and the distribution effected thereunder, except insofar as any information or statement referred to in clause (i), (ii) or (iii) of this Section 9.2(a) has been furnished in writing to the Company by the Purchaser pursuant to Section 9.2(b) or the underwriters expressly for use therein or the non-compliance is caused by the Purchaser’s or any underwriter’s failure to deliver to a purchaser of Designated Registrable Securities a copy of the prospectus or any amendments or supplements thereto after the Company has furnished Purchaser with a sufficient number of copies of the same.

(b) By Purchaser. In connection with any Registration of Designated Registrable Securities, the Purchaser shall furnish to the Company in writing such information with respect to itself and the securities of the Company held by the Purchaser as may be reasonably required by the Company to comply with the applicable Canadian Securities Acts in each jurisdiction in which the Registration is to be effected and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of any Canadian Securities Act) against any losses (excluding loss of revenues or profits), claims, damages, liabilities and expenses arising out of or based upon: (i) any untrue statement of material fact contained in the prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make any statement therein not misleading, but only to the extent that such untrue statement, or omission is contained in any information so furnished in writing by the Purchaser pursuant to this Section 9.2(b); or (ii) any default by the Purchaser in respect of its obligations under Section 8.3(c).

(c) Procedure. Any Person entitled to indemnification hereunder shall: (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defence of such claim with counsel satisfactory to the indemnified party, acting reasonably. If such defence is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party, without the express written consent of an indemnified party, may settle any claims.

(d) Survival; Contribution. The indemnification provided for under this Agreement shall survive the expiry of this Agreement and shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive any transfer of securities pursuant thereto. In the event the indemnification is applicable in accordance with its terms but is unavailable in whole or in part for any reason under this Section 9.2, the Company and the Purchaser shall contribute to the aggregate of all losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative benefits received by the Company from the agreements being entered into between the Purchaser and the Company contemporaneously herewith and benefits received by the Purchaser from the distribution of Designated Registrable Securities and the relative fault of the Company and the Purchaser in connection with the event giving rise to liability.

ARTICLE 10

GENERAL PROVISIONS

10.1	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day or, if not, on the next succeeding business day) and if sent by facsimile transmission, be deemed to have been given and received at the time of receipt (if a business day or, if not, on the next succeeding business day) unless actually received after 4:00 p.m. (Toronto time) at the point of delivery, in which case it shall be deemed to have been given and received on the next business day.

The address for service for each of the parties hereto shall be as follows:

(a)	If to the Company:

Patheon Inc.

7070 Mississauga Road

Suite 350

Mississauga, ON L5N 7J8

Fax:                    905-812-6705

Attention:           Chief Executive Officer

With a copy (which shall not constitute notice) to:

Davies Ward Phillips & Vineberg LLP

44th Floor, 1 First Canadian Place

Toronto, ON M5X 1B1

Fax:                416-863-0871

Attention:       Cameron M. Rusaw and Patrick E. Moyer

(b)	If to the Purchaser:

c/o JLL Partners, Inc.

450 Lexington Avenue

Suite 3350

New York, NY 10017

Fax:                212-286-8626

Attention:       Ramsey Frank

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

Wilmington, DE 19801

Facsimile:                302-651-3001

Attention:                Robert B. Pincus, Esq.

A party may change its address for service from time to time by giving notice to the other party in accordance with this Section 10.1.

10.2	Assignment of Registration Rights

All or a portion of the rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by the Purchaser to a transferee of Registrable Securities representing at least 6,250,000 Fully-Diluted Shares; provided, however, that (w) the Company must be furnished with prior written notice of the name and address of such transferee and the Registrable Securities with respect to which such registration rights are being transferred; (x) such transferee shall agree in writing to be bound by and subject to the terms and conditions of this Agreement; (y) after such transfer the transferee shall be required to hold the number of Registrable Securities specified in Section 6.2 hereof to exercise rights under Article 4 or Article 5 hereof, as applicable; and (z) in no event shall the assignment of registration rights pursuant to this Section 10.2 increase the aggregate number of Demand Registrations that can be exercised pursuant to Article 5.

10.3	Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms,

provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the Agreement to preserve each party’s anticipated benefits under this Agreement.

10.4	Amendment

This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

10.5	Waiver

At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party thereto or (b) waive compliance with any of the agreements of any other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

10.6	Entire Agreement, Assignment and Governing Law

(a) This Agreement and the Confidentiality and Standstill Agreement (together with all other documents and instruments referred to herein) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof and thereof. Notwithstanding the foregoing, in the event of any inconsistency between the terms and provisions of this Agreement and those contained in the Confidentiality and Standstill Agreement, the terms and provisions of this Agreement shall prevail.

(b) This Agreement: (i) shall not be assigned by operation of law or otherwise; and (ii) shall be governed in all respects, including validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, without giving effect to the principles of conflict of laws thereof. Each party hereto irrevocably attorns to the non-exclusive jurisdiction of the courts of such province.

10.7	Construction

The parties hereto acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement and that any rule of construction to the effect that any ambiguity is to be resolved against the drafting party, including the rule or doctrine of contra proferentum, shall not be applicable in the interpretation of this Agreement.

10.8	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

IN WITNESS WHEREOF, the parties have executed this Agreement.

PATHEON INC.

By:	/s/ Riccardo Trecroce
Name: Riccardo Trecroce
Title: Chief Executive Officer

JLL PATHEON HOLDINGS, LLC.

By:	/s/ Ramsey A. Frank
Name: Ramsey A. Frank
Title: Authorized Person